Exhibit 10.1

March 9, 2015

Mortimer B. Zuckerman

Chairman of the Board

Boston Properties, Inc.

599 Lexington Avenue

Suite 1800

New York, NY 10022

Dear Mort:

This letter agreement supplements the terms of that certain Transition Benefits Agreement dated March 10, 2013 between Boston Properties, Inc. (the “Company”) and you (the “Agreement”).

1.	Regarding your service as non-executive Chairman of the Company’s Board of Directors (the “Board”):

(a)	You will be entitled to the same compensation payable to other non-employee directors of the Company (which is reviewed and approved from time to time by the full Board), currently consisting of:

(i)	an annual cash retainer of $60,000 (payable in quarterly installments in arrears);

(ii)	an annual equity award of $120,000 (payable in restricted shares of the Company’s common stock or, at the director’s election, restricted LTIP units) to be granted on the 5th business day after each annual stockholders meeting of the Company at which the director is elected (i.e., in 2015 the grant date is expected to be May 27, 2015), such award to vest 100% upon the earlier of (x) the 1st anniversary of the date of grant or (y) the date of the next succeeding annual meeting; and

(iii) $1,500 per Board meeting attended.

(b)	You will be entitled to an aggregate of $350,000 per year as non-executive Chairman effective beginning January 1, 2015, payable in the form of 1/3 cash and 2/3 equity as follows:

(i)	an annual cash retainer of $116,667 (payable in quarterly installments in arrears); and

(ii)

an annual equity award of $233,333 (payable in restricted shares of the Company’s common stock or, at your election, restricted LTIP units) granted on the 5th business day after each annual stockholders meeting of the Company at which you are elected (i.e., in 2015 the grant date is expected to be May 27, 2015), such award to vest 100% upon the earlier of (x) the 1st anniversary of the date of grant or (y) the date of the next succeeding annual meeting.

(c)	The pro-rated amount of the equity awards provided in Sections 1(a)(ii) and 1(b)(ii) above for the period beginning on January 1, 2015 and ending on the date of the Company’s 2015 annual stockholders meeting (May 19, 2015), or $134,557, will be granted to you on the date hereof in the form of LTIP units and such LTIP units will vest 100% on May 19, 2015. The specific terms of this grant are set forth in the Long-Term Incentive (LTIP) Unit Vesting Agreement attached as Exhibit A hereto and executed as of the date hereof.

(d)	There will be no consulting arrangements between you and the Company for 2015 or thereafter.

(e)	If nominated by the Board, you agree to stand for election as a director of the Company at the 2015 annual stockholders meeting.

2.	Pursuant to Section 1(h) of the Agreement, the Company is obligated to provide you as non-executive Chairman with the same perquisites provided to you on the date of the Agreement, including, without limitation, your office, secretarial and other technical assistance, automobile and driver (the “Agreed Benefits”). The following clarifies the Company’s obligations with respect to the Agreed Benefits:

(a)	For so long as you serve as a member of the Board, you will continue to receive the Agreed Benefits, which consist of:

(i)

either your existing office suite at the Company’s New York office or office space located in the Eastern Suite on the 29th floor at 510 Madison Avenue, New York, NY, in which case the Company will cover moving costs (“Office Space”);

(ii)	your existing office furniture, together with other necessary office fixtures and furnishings, including electronic equipment (computers, photocopiers, fax machines, internet access, etc.) and related technical support, comparable to that which is currently provided to you (“Furnishings”);

(iii)	on-site and off-site storage facilities comparable to those you currently use (“Storage”);

(iv)	the full-time support of two secretaries of your choosing, currently Clare Probert (“Executive Assistant”) and Amy Golod (“Secretary”), both of whom will remain full-time employees of the Company (with all associated benefits);

(v)	the full-time support of one senior financial and administrative person of your choosing (“Finance Assistant”), currently Kris Knutson, who will remain a full-time employee of the Company (with all associated benefits); and

(vi)	24 hour/seven day coverage by drivers of your choosing (“Drivers”), together with the full-time use of a luxury automobile of a comparable standard to the vehicle which is currently made available to you (the “Automobile”). The Automobile is not owned by the Company, but the Company contributed fifty percent (50%) towards the purchase price.

(b)	The following arrangements will apply with respect to the Agreed Benefits while they are provided to you pursuant to Section 2(a) above:

(i)	you will reimburse the Company in advance for fifty percent (50%) of the total costs of the Secretary and the Finance Assistant;

(ii)	you will reimburse the Company in advance for fifty percent (50%) of the costs attributable to the ownership and operation of the Automobile, including fuel, insurance, maintenance and excise taxes, with allocation of other such costs otherwise being calculated consistently with historical practice;

(iii)	the salaries/benefits of the Executive Assistant, the Secretary and the Finance Assistant, and any future compensation increases/decreases, will be determined by the Company consistent with current practice; and

(iv)	with respect to Drivers: (w) since January 1, 2015, they have been employed by Residential Associates, Inc. (“RAI”) and will continue to be employed and managed by RAI, or by another employer selected by you other than the Company or any of its subsidiaries; (x) the Company will reimburse you in advance for one hundred percent (100%) of their total costs consistent with commercially reasonable practices; and (y) their salaries/benefits, and any future compensation increases/decreases, will be determined consistent with current practice, subject to the Company’s reasonable approval.

(c)	If you cease to serve as a member of the Board, then the following arrangements will apply until December 31, 2019:

(i)	you will be entitled to Office Space, Furnishings and Storage as provided in Section 2(a)(i), (ii) and (iii) above;

(ii)	you will be entitled to the services of the Executive Assistant (but not the Secretary or the Finance Assistant);

(iii)	you will be entitled to the use of the Automobile and to the services of Drivers as provided in Sections 2(a)(vi) and 2(b)(iv) above, subject to your obligation to reimburse the Company in advance for fifty percent (50%) of the costs attributable to the Automobile as provided in Section 2(b)(ii) above; and

(iv)	effective as of the date you no longer serve as a member of the Board, you will cause the Secretary and the Finance Assistant to move to a different employment arrangement (and you will be obligated to reimburse the Company in advance for one hundred percent (100%) of their total costs until such alternative arrangements are in place).

(d)	Beginning January 1, 2020, if you are no longer serving as a member of the Board, the following arrangements will apply until December 31, 2024:

(i)	you will be entitled to Office Space, Furnishings and Storage as provided in Section 2(a)(i), (ii) and (iii) above;

(ii)	when your entitlement to Office Space terminates, you will be entitled to retain your office furniture;

(iii)	you will be entitled to the services of the Executive Assistant, but you will be obligated to reimburse the Company in advance for one hundred percent (100%) of the total cost of the Executive Assistant;

(iv)	you will not be entitled to the services of the Secretary or the Finance Assistant; and

(v)	the Company will no longer be obligated to reimburse you with respect to the services of the Drivers as provided in Section 2(b)(iv) above or to bear any of the costs attributable to the ownership and operation of the Automobile as provided in Section 2(b)(ii) above.

(e)	Except as provided in clauses (i) and (ii) below, all of the foregoing benefits are personal to you, will cease in the event your death, may not be extended, in whole or in part, to any other person without the prior written consent of the Company and shall not inure to the benefit of any successor, assign or affiliate (or its respective representatives); provided, however, that:

(i)	in the event of your death during either of the periods specified in Section 2(a) or 2(c) above, the Company will (x) permit the continued use of the Office Space, Furnishings and Storage as provided in Section 2(a)(i), (ii) and (iii) above by your executors, administrators and/or heirs until June 30, 2020, and (y) if at the time of your death Clare Probert is serving as the Executive Assistant, make her services available to your executors, administrators and/or heirs for a period of up to six months from the date of your death for purposes of orderly transition as reasonably requested by them; and

(ii)	in the event of your death during the period specified in Section 2(d) above, the Company will permit the continued use of the Office Space, Furnishings and Storage as provided in Section 2(a)(i), (ii) and (iii) above by your executors, administrators and/or heirs for a period not to exceed six (6) months from the date of your death.

In addition, upon termination of the Company’s obligation to bear any of the costs attributable to the ownership and operation of the Automobile under this letter agreement, you (or your executors or administrators) shall pay to the Company, as promptly as reasonably practicable, an amount equal to fifty percent (50%) of the then residual value of the Automobile.

(f)	Advance reimbursements due from or to you pursuant to this letter agreement may be based on reasonable estimates, but no less frequently than quarterly the Company will provide you a reconciliation based on actual amounts and any net true-up amount will be settled in the next following period.

3.	As of the date hereof, the exercise period of each of your currently outstanding, unexercised stock options is hereby extended to the earlier of (i) one (1) year from the date on which you cease to serve as a member of the Board of Directors of the Company or (ii) the original expiration date of such option.

4.	The Agreement will remain in full force and effect and the provisions of Sections 2, 4, 5, 6, 7, 8 and 9 of the Agreement will govern this letter agreement as if set forth herein in their entirety.

[SIGNATURES FOLLOW ON SEPARATE PAGE]

Please indicate your acceptance of the terms set forth herein by countersigning this letter agreement.

/s/ Owen D. Thomas
Owen D. Thomas Chief Executive Officer Boston Properties, Inc.

AGREED AND ACCEPTED this 9th day of March, 2015

/s/ Mortimer B. Zuckerman
Mortimer B. Zuckerman